Sub-Item 77Q1(d): Copies of Material Amendments to the Trusts Declaration of Trust Relating to Sub-Item 77I

The terms of the Class A, Class C, Institutional, Class IR and Class R Shares for the Goldman Sachs Rising Dividend Growth Fund are described in Post-Effective Amendment No. 311 to the Registrants Registration Statement on
Form N-1A, filed with the Securities and Exchange Commission on February 27, 2012 (Accession No. 0000950123-12-003203). Amendment No. 64 to the Trusts Agreement and Declaration of Trust, dated September 27, 2011, which established Class A, Class C, Institutional, Class IR and Class R Shares for the Fund, is incorporated herein by reference to Exhibit (a)(65) to Post-Effective Amendment No. 291 to the Registrants Registration Statement on
Form N-1A filed with the Securities and Exchange Commission on December 16, 2011 (Accession No. 0000950123-11-103315).